Exhibit 10.1

September 1, 2010

Mr. Christopher M. Fanning
14073 NW Bronson Creek Drive
Portland, OR 97229

Dear Chris:

 The purpose of this letter is to inform you that the Board of Directors of Lattice Semiconductor Corporation (“Lattice” or the “Company”) has approved the payment to you of additional compensation of $17,750 per month for your service as Interim Chief Executive Officer of Lattice, subject to your agreement to the conditions hereafter set forth. This amount is payable to you during the period commencing August 6, 2010 and continuing to and until you cease serving as the Interim Chief Executive Officer by reason of the Board's appointment of a Chief Executive Officer and the date that such individual, if that individual is not currently employed by the Company, commences employment with the Company. This additional compensation will be paid to you in equal installments of $8,875 per pay period in accordance with the Company's normal payroll practices and will be subject to the usual, required withholdings.

 This additional compensation is subject to the following conditions:

1)
This additional compensation will discontinue immediately in the event your employment with the Company is terminated, either voluntarily or involuntarily, prior to the appointment of a Chief Executive Officer;
2)
This additional compensation will not be deemed to constitute an increase of your “Base Salary” as such term is defined or contemplated in that certain Employment Agreement by and between Lattice and you effective as of December 15, 2008 (the “Employment Agreement”);
3)
This additional compensation accordingly will not increase any other benefit provided to you by the Company where the value or amount of such benefit is based on your Base Salary, including without limitation, potential compensation under any cash incentive plans and the amount of any life insurance benefits provided for your benefit by the Company;
4)
The appointment by the Board of Directors of any other individual to serve as Chief Executive Officer, if such appointment occurs, will not constitute a substantial reduction of your duties or responsibilities as contemplated in Section 6(h) of the Employment Agreement; and
5)
Except as expressly provided herein, the Employment Agreement contains the entire understanding between the Company and you with respect to the subject of your employment by the Company.

Please acknowledge your understanding of and agreement to these terms by your execution of a counterpart to this letter.

Very turly yours,
LATTICE SEMICONDUCTOR CORPORTAION

/s/ Byron W. Milstead
Byron W. Milstead
Corp. Vice President, General Counsel and Secretary

Accepted and agreed this 1st day of September, 2010.

/s/ Christopher M. Fanning
Christopher M. Fanning